Exhibit 10.1

*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

AMENDMENT NO. 1 TO LICENSE AGREEMENT

This Amendment No. 1 to License Agreement (this “Amendment”) is made and entered into as of the 14th day of February 2017 (the “Amendment Effective Date”) by and between The Children’s Hospital of Philadelphia, a non-profit entity organized and existing under the laws of Pennsylvania and having a principal place of business at 34th and Civic Center Boulevard, Philadelphia, PA 19104 USA (“CHOP”), and Medgenics Medical Israel Ltd., a company organized under the laws of the State of Israel and having a principal place of business at Misgav Business Park, Rechov Kahol 2, Misgav 20179 Israel (“Licensee”). CHOP and Licensee are sometimes referred to in this Amendment individually as a “Party” and collectively as the “Parties.”

INTRODUCTION

The Parties entered into a License Agreement dated November 12, 2014 (the “Agreement”), and the Parties now desire to amend the Agreement as provided herein. Capitalized terms used but not defined in this Amendment shall be has defined in the Agreement.

Agreement

NOW, THEREFORE, in consideration of the terms, conditions, covenants and agreements set forth herein and in the Agreement, the receipt and sufficiency of which are hereby acknowledged, and for other good and valuable consideration, the Parties mutually agree as follows:

1.             Options to Extend Exclusivity Period. CHOP hereby grants to Licensee the right to extend the period of time during which (a) Licensee has the right to match proposals by commercial entities for sponsored research using the Rare and Orphan Protocol Materials in the Licensed Field under Section 5.2 of the Agreement and (b) Licensee has exclusive rights to use the Rare and Orphan Protocol Materials in the Licensed Field pursuant to clause (i) of Section 3.1 of the Agreement and Section 10.3.1 of the Agreement [***] (each, an “Extension Option”). Each Extension Option is exercisable by Licensee notifying CHOP in writing of its exercise of such Extension Option [***] and paying CHOP One Hundred Twenty Five Thousand Dollars ($125,000) no later than [***] of each year; provided, however, that the fee for exercise of the Extension Option by [***], is One Hundred Ninety Seven Thousand Six Hundred Three Dollars ($197,603). The Parties expressly agree that the payments due in connection with exercise of the Extension Options are in respect of the rights referred to in clauses (a) and (b) above and not in respect of any of the Licensed Patent Rights.

2.             New Section 2.82. The following is added as Section 2.82 of the Agreement:

2.82	“Exclusivity Period” means the period beginning on the Effective Date and ending on the later of [***] as extended from time to time.”

*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

3.             Amendment to Section 2.53. The following phrase is added to the end of the last sentence of Section 2.53 of the Agreement:

“; provided that the cash consideration paid for debt or equity securities of Licensee or any of its Affiliates in connection with a Product Agreement with a Third Party shall be excluded from Non-Royalty Income if such Third Party also grants Licensee rights under the Third Party’s intellectual property rights to commercialize, or an option to commercialize, the Licensed Product(s) and/or Licensed Process(es) that is(are) the subject of the Product Agreement in one or more jurisdictions.”

4.             Amendment to Section 2.75. The following is added to the end of Section 2.75 of the Agreement: “as amended from time to time”

5.             Amendment to Section 5.2. In Section 5.2 of the Agreement, the phrase [***] is hereby amended to read [***].

6.             Amendment to Section 10.3.1. In Section 10.3.1 of the Agreement, the phrase [***] is hereby amended to read [***].

7.             Amendment to Section 11.4. Section 11.4 of the Agreement is replaced in its entirety with the following:

11.4.	Defense of Claims Brought by Third Parties. In the event that a Third Party challenges any of the Licensed Patent Rights, regardless of the name or procedure including, without limitation, opposition, validity challenge, interference, re-examination, reissue, derivation, supplemental examination, post-grant review, inter-parties review, negotiation, claim, declaratory judgment action or counterclaim or affirmative defense in an infringement suit brought under Sections 11.2 (each, a “Patent Challenge”), Licensee shall have the first right, but not the obligation, to (a) defend and prosecute the Patent Challenge in its own name, at its own expense, and on its own behalf; (b) to the extent applicable to the Patent Challenge, ultimately enjoin infringement and collect for its use, damages, profits, and awards of whatever nature recoverable for such infringement; and (c) settle the Patent Challenge; provided, however, that CHOP shall have the second right, but not the obligation, to take such actions at its own expense and in its own name with respect to a Patent Challenge if Licensee chooses not to defend and prosecute such Patent Challenge. CHOP shall join any such Patent Challenge if necessary to avoid dismissal of the Patent Challenge. Should CHOP be made a party to any such Patent Challenge, Licensee shall reimburse CHOP for any Litigation Expenses which CHOP incurs as a result of becoming a party to such Patent Challenge, which reimbursement shall be made within thirty (30) days after receiving an invoice therefor. In all cases, Licensee agrees to keep CHOP reasonably apprised of the status and progress of the Patent Challenge.

*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

8.             Amendment to Section 13.2. In Section 13.2 of the Agreement, the phrase “or fails to use Commercially Reasonable Efforts to prosecute the cure to reasonable completion (in the case of defaults that can reasonably be cured within sixty (60) days)” is hereby amended to read “or fails to use Commercially Reasonable Efforts to prosecute the cure to reasonable completion (in the case of defaults that cannot reasonably be cured within sixty (60) days)”.

9.            Amendment to Section 13.3. Section 13.3 of the Agreement is replaced in its entirety with the following:

13.3	Termination by CHOP for Insolvency. To the extent permitted under applicable law, CHOP may terminate this Agreement in its entirety, upon delivery of written notice to Licensee if (i) Licensee enters liquidation, has a receiver or administrator appointed over any assets related to this Agreement, makes any voluntary assignment of its assets for the benefit of creditors, or ceases to carry on business, or files for bankruptcy under Chapter 7 of the US Bankruptcy Code or makes a similar filing seeking liquidation under the law of any other jurisdiction, foreign or domestic or (ii) an involuntary petition under Chapter 7 of the US Bankruptcy Code (or similar filing seeking involuntary liquidation under the law of any other jurisdiction, foreign or domestic) is filed against Licensee and such involuntary petition is not stayed or dismissed within ninety (90) days after the date of filing.

10.          New Section 13.7. The following is added as Section 13.7 of the Agreement:

13.7	Termination Disputes. If a Party gives notice of default under Sections 13.2 or termination under Section 13.3(ii) and the other Party disagrees with the Party’s assertion of default or right to terminate the Agreement, then the Agreement shall remain in full force and effect until the dispute is finally resolved pursuant to Section 15.12. All cure periods shall be tolled during the dispute resolution process, and if, as a result of the dispute resolution process, it is determined that the Party was entitled to give the notice of default or termination, then the other Party shall be entitled to the remainder of the relevant cure period and termination shall not become effective if the relevant default or other matter is not cured during such remaining cure period. On the other hand, if as a result of the dispute resolution process, it is determined that the Party was not entitled to give the notice of default or termination, then the notice shall be rendered null and void.

11.          Amendment to Section 15.12. Section 15.12 of the Agreement is replaced in its entirety with the following:

15.12	Dispute Resolution. With respect to any disputes between the Parties, either Party may by written notice refer the dispute to the Chief Executive Officers (or their respective designees) of the Parties to be resolved by negotiation in good faith as soon as is practicable but in no event later than fifteen (15) days after referral. Such resolution, if any, by the Chief Executive Officers (or their respective designees) will be final and binding on the Parties. If the Chief Executive Officers (or their respective designees) are unable to resolve such dispute within such fifteen (15) day period, then each Party may seek to resolve the dispute in any court of competent jurisdiction.

12.          Ratification. The Agreement, as amended by this Amendment, remains in full force and effect and is hereby ratified and confirmed in all respects. In the event of a conflict between this Amendment and the provisions of the Agreement, this Amendment shall be controlling with respect to the subject matter hereof.

13.          Counterparts. This Amendment may be executed in counterparts, each of which are deemed to be original, but both of which together constitute one and the same instrument. Executed copies or counterparts of this Amendment may be delivered by facsimile transmission, email or any other electronic means and such delivery shall have the same effect as delivery of an ink-signed original delivered in hand.

(signature page follows)

In Witness Whereof, the Parties have duly executed this Amendment to be effective as of the Amendment Effective Date.

THE CHILDREN’S HOSPITAL OF PHILADELPHIA

By:	/s/ Zev Sunleaf

Name:	Zev Sunleaf

Title:	Vice President OTTCI

MEDGENICS MEDICAL ISRAEL LTD.

By:	/s/ Michael C. Diem

Name:	/s/ Michael C. Diem

Title:	Senior Vice Presidennt, Corporate Development